                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. __________]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
 ................................................................................
               (Name of Registrant as Specified in Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: ......

     (2)  Aggregate number of securities to which transaction applies: .........

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)...............................

     (4)  Proposed maximum aggregate value of transaction: .....................

     (5)  Total fee paid: .................................

[_]  Fee previously paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid: ______________________________________________
     (2)  Form, Schedule or Registration Statement No.: ________________________
     (3)  Filing Party: ________________________________________________________
     (4)  Date Filed:  _________________________

                                     LOGO

                                              January 19, 1998--Elgin, Illinois

Dear Safety-Kleen Shareholder:

  As you may know, the Board of Directors has approved an agreement to merge the Company with S-K Parent Corp. With this merger (the "Philip Merger"), shareholders will receive $27 ALL-CASH PER SHARE.

  The Board of Directors carefully reviewed and rejected a competing proposal from Laidlaw Environmental (LLE) and had very real concerns regarding the value of their offer. We urge you to consider these same concerns about Laidlaw Environmental.

  We believe LLE's proposal offers significantly less value than the immediate cash transaction of $27 per share which the Board endorses. First, the cash portion of their proposal is worth less than $15. Laidlaw will deduct fees that reduce the cash portion to $13.83 per share. Second, you should be even more concerned about the value of LLE stock. There are numerous factors which can drive down the value of this stock:

  . The value of the stock portion of Laidlaw's proposal is dependent on its stock trading above $4.29 per share. As of January 9, the stock has frequently traded below the minimum price.

  . Our businesses have incompatible operating philosophies. LLE dumps and burns. S-K reclaims and recycles. Laidlaw has stated in its filings that it will achieve synergies with Safety-Kleen of $100-$130 million. We do not believe they can achieve even $50 million of synergies without a significant reduction in service, revenue and profit. THIS WOULD HAVE A CONSIDERABLE DILUTIVE IMPACT ON LLE'S 1998 EARNINGS PER SHARE.

  . Up to 202 million additional Laidlaw Environmental shares could be issued in the transaction. LLE's average daily trading volume approaches only 140,000 per day. WE QUESTION THE MARKET'S ABILITY TO ABSORB SUCH A MASSIVE ISSUANCE WITHOUT DRIVING DOWN LAIDLAW'S STOCK PRICE AND THE VALUE OF YOUR INVESTMENT.

  Of the 90+ prospective interested parties, 50 signed the standard confidentiality and standstill agreements. Only Laidlaw Environmental declined to play by the same rules and refused to compete in the auction on equal terms. Why? We believe the goal of Laidlaw Inc., the parent company of Laidlaw Environmental, is to deconsolidate LLE from its financial statements, which will decrease its liabilities and environmental exposure. Safety-Kleen shareholders would become subject to these risks.

  Your Board has secured a strong all cash offer which gives you full value for your investment. If you do not vote yes on February 11, this opportunity may be lost with no guarantee of an alternative offer of the same value or in the same time frame. NOT VOTING IS THE SAME AS VOTING NO. We urge you to sign, date and return the enclosed gold striped proxy card today voting FOR the Philip merger.


                                          Sincerely,


                                          /s/ Donald W. Brinckman
                                          -----------------------
                                          Donald W. Brinckman
                                          Chairman of the Board

  If you have questions, or need additional information, please call our proxy solicitor, Chase Mellon at 888-224-2734.